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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                               ----------------------

                                      FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) of
                        THE SECURITIES EXCHANGE ACT OF 1934



        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  August 18, 2000


                                    BIGMAR, INC.
               (Exact name of registrant as specified in its charter)


                                     DELAWARE
                   (State or other jurisdiction of incorporation)


                    1-14416                           31-1445779
            (Commission File Number)      (I.R.S. Employer Identification No.)


     9711 Sportsman Club Road, Johnstown, Ohio                   43031-9141
      (Address of principal executive offices)                   (Zip Code)


                                   (740) 966-5800
                 (Registrant's telephone number, including area code)




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ITEM 5. OTHER EVENTS.
POSSIBLE NASDAQ DELISTING

The Common Stock, $.001 par value (the "Common Stock"), of Bigmar, Inc. (the "Company") is quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") SmallCap Market ("NASDAQ SmallCap") under the symbol "BGMR". The Company received a notice dated April 7, 2000, from the Nasdaq Stock Market, Inc. that the Company no longer met the requirements for continued listing. In accordance with the NASDAQ SmallCap rules, securities listed on NASDAQ SmallCap, in addition to other requirements, must maintain a minimum net tangible asset base, a minimum market capitalization, or a minimum net income to be eligible for continued listing. On June 26, 2000, the Company was informed by NASDAQ that, if the Company did not demonstrate compliance with the above requirements, the Company's Common Stock would be delisted. The Company requested a hearing to contest the delisting, which request stays the delisting until a determination by NASDAQ hearing panel. The Company has been informed by NASDAQ that the hearing is scheduled to take place on September 28, 2000. While there can be no assurance regarding the outcome of such hearing, the Company is currently exploring alternative funding options in order to meet the $2.0 million minimum net tangible asset requirement and satisfy NASDAQ's requirements for continued listing. However, NASDAQ has broad discretion regarding the continued listing of the Company and there can be no assurance that the Company will be able to avoid delisting even if the Company is able to demonstrate technical compliance with the continued listing requirements.

If the Company is delisted from the NASDAQ SmallCap Market, it would seek to be quoted on the OTC Bulletin Board. However, there is no assurance that existing market makers would continue to make a market in the Company's Common Stock on the OTC Bulletin Board.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.



Date:  August 18, 2000

                                   BIGMAR, INC.


                                   By: /s/ John G. Tramontana
                                      ------------------------
                                      John G. Tramontana
                                      Chairman of the Board, President
                                      And Chief Executive Officer